Exhibit 99.1
FOR IMMEDIATE RELEASE
March 8, 2010
Parker Drilling Announces Proposed Private Offering of Senior Notes
     HOUSTON — March 8, 2010 — Parker Drilling Company (NYSE: PKD) today announced that it intends, subject to market and other conditions, to raise a total of approximately $300 million gross proceeds through a private offering of senior notes with an expected 8-year maturity. The Company anticipates that the senior notes will be unsecured and guaranteed by substantially all of its direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenue primarily outside the United States. The offering of the senior notes will be made within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.
     The Company intends to use the net proceeds of the offering of the senior notes to fund a cash tender offer and consent solicitation for all of the $225.0 million outstanding principal amount of the Company’s 9 5/8% Senior Notes due 2013 and for general corporate purposes, which may include repayment of borrowings under its revolving credit facility.
     The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
     This press release does not constitute an offer to purchase any outstanding 9 5/8% Senior Notes due 2013. The commencement of any such offer will be the subject of a separate announcement by the Company.
     Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the Company’s intention to raise proceeds through the offering and sale of senior notes, the Company’s intended use of proceeds of the offering of senior notes and the anticipated terms of the senior notes. The Company may not be able to complete the offering of the senior notes on the anticipated terms or at all. The Company’s ability to complete the offering of the senior notes will depend, among other things, on market conditions for debt securities in general and the Company’s debt securities in particular. In addition, the Company’s ability to complete the offering and the Company’s business are subject to the risks described in the Company’s filings with the Securities and Exchange Commission. The Company’s annual, quarterly and special reports are available over the Internet at the SEC’s web site at http://www.sec.gov.